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                                                                    EXHIBIT 5.1

LAW OFFICE OF DAVID M. GRIFFITH,
A PROFESSIONAL CORPORATION
ONE WORLD TRADE CENTER, SUITE 800
LONG BEACH, CA 90831-0800
TELEPHONE:  310-983-8017
FACSIMILE:  310-983-8122





February 5, 1996


Saba Petroleum Company
17512 Von Karman Avenue
Irvine, CA 92714


        RE:  REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on February 6, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 41,220 shares of your Common Stock on behalf of certain selling shareholders (the "Shares"). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the registration and sale of the Shares.

It is my opinion that, upon conclusion of the proceedings being taken or contemplated by you, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non assessable.

I consent to the use of this opinion as an exhibit to the Registration
Statement.



BY:  DAVID M. GRIFFITH, ESQ.

LAW OFFICE OF DAVID M. GRIFFITH,
A PROFESSIONAL CORPORATION